Exhibit 99.1


                                                    PRESS RELEASE
FOR RELEASE:  IMMEDIATELY


   HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES APPROVAL
              OF A SECOND STOCK REPURCHASE PROGRAM

Shreveport, La. - May 10, 2007 - Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL) announced today that it has substantially completed its first publicly announced repurchase program, and that its Board of Directors at their meeting on May 9, 2007, approved the commencement of a second stock repurchase program. The new repurchase plan provides for the repurchase of up to an additional 128,122 shares, or approximately 10.0% of the Company's outstanding common stock held by other than Home Federal Mutual Holding Company, commencing after the completion of the first repurchase plan.

Daniel R. Herndon, President and Chief Executive Officer, stated "We are pleased to announce our second repurchase program which is a reflection of our continued commitment to build long-term shareholder value. We have repurchased 109,756 shares to date at an aggregate cost of approximately $1.1 million, or $10.287 per share on average."

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana. Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana. At March 31, 2007, the Company had $122.7 million of total assets, $92.1 million of total liabilities and $30.6 million of stockholders' equity. The Company's website is www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


Contacts:
Home Federal Bancorp, Inc. of Louisiana, Shreveport
Daniel R. Herndon, (318) 222-1145
or
Clyde D. Patterson, (318) 222-1145